AGREED FORM

DATED [•]

THE COVENANTORS
and
THE SELLERS’ GUARANTOR
and
THE PURCHASERS

____________________________________________________________________
DEED OF TAX COVENANT
____________________________________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(GZM/SRXM)
525267733

CONTENTS

1.    INTERPRETATION    1
2.    COVENANT    9
3.    LIMITS ON CLAUSE 2    11
4.    EXCLUSIONS    13
5.    MITIGATION    13
6.    OVERPROVISIONS, RELIEFS AND REPAYMENTS    14
7.    RECOVERY FROM OTHER PERSONS    17
8.    CLAIMS PROCEDURE    18
9.    TAX RETURNS    20
10.    DUE DATE OF PAYMENT    24
11.    DEDUCTIONS FROM PAYMENTS, ETC.    24
12.    US TAX MATTERS    25
13.    GROUP RELIEF    25
14.    COUNTER COVENANT    26
15.    NOTIONAL END OF TAX PERIOD    27
16.    MISCELLANEOUS    27
17.    CHOICE OF GOVERNING LAW    28
18.    JURISDICTION    28

2

THIS DEED OF TAX COVENANT is made BETWEEN:-

1.
Beverage Packaging Holdings (Luxembourg) III S.à r.l. a Luxembourg société à responsabilité limitée, whose registered office is at 6C, Rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg (registered with the Register of Commerce and Companies of Luxembourg under number B128135) (the “Lux Seller”);

2.
Reynolds Group Holdings Inc. whose registered office is at CT Corporation, 1209 Orange Street, Wilmington, Delaware 19801, United States and whose trading address is 1900 West Field Court, Lake Forest, Illinois 60045, United States (registered in Delaware with file number 4730684) (the “US Seller”),

(each a “Covenantor” and, together, the “Covenantors”);

3.	Reynolds Group Holdings Limited whose registered office is at Level 9, 148 Quay Street, Auckland 1010, New Zealand (registered in New Zealand with number 1812226) (the “Sellers’ Guarantor”);

4.
Onex Wizard Acquisition Company GmbH whose registered office is at c/o OBT AG, Rheinweg 9, 8200 Schaffhausen, Switzerland (registered in Switzerland with number CHE-462.423.334) (the “Swiss Purchaser”);

AND

5.
Onex Wizard US Acquisition II Inc. whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, United States (registered in Delaware with file number 5630730) (the “US Purchaser”),

(the Swiss Purchaser and the US Purchaser each a “Purchaser” and, together, the “Purchasers”);
NOW THIS DEED WITNESSES as follows:-

1.	INTERPRETATION
In this deed of covenant-

1.1	the following expressions shall have the following meanings:-

“Actual Tax Liability”	has the meaning given in clause 1.2;
“Agreement”	means the agreement between, amongst others, the Covenantors and the Purchasers for the sale and purchase of the Shares and the Receivables;
“Business Day”	has the meaning ascribed to it in the Agreement;
“Completion”	has the meaning ascribed to it in the Agreement;
“Completion Accounts”	has the meaning ascribed to it in the Agreement;
“Consolidated or Combined Return”	has the meaning ascribed to it in the Agreement;
“Covenantor Liability”	has the meaning given in clause 9.8;
“Covenantors’ Group”	has the meaning ascribed to “Retained Group” in the Agreement;
“CTA 2010”	means the Corporation Tax Act 2010;
“Deemed Tax Liability”	has the meaning given in clause 1.3;
“Event”
means any transaction, payment, act, event, circumstance, action or omission of any nature whatsoever, including, without limitation, any change in the residence of any person for the purposes of any Tax and shall also include the execution of this deed and the Agreement and Completion;

“Expert”	has the meaning given in clause 6.1;
“Group Companies”	means either the Swiss Group Companies or the US Group Companies or both, as applicable, and “Group Company” means any of them;
“Group Company Liability”	has the meaning given in clause 9.9;
“Group Relief”
means any loss, allowance or other amount eligible for surrender by way of group relief in accordance with the provisions contained in Part 5 CTA 2010 or any corresponding relief outside the United Kingdom;

“Income, Profits or Gains”	has the meaning given in clause 1.4(A);
“Interest Rate”	has the meaning ascribed to it in the Agreement;
“Intra-group Tax Payment Agreement”	means an agreement or arrangement entered into, or created, on or before Completion pursuant to which a member of the Covenantors’ Group discharges Tax liabilities of a Group Company;
“Pre-Completion Separate Company Returns”	means any income tax return (other than Consolidated or Combined Returns) of a US Group Company with respect to any Tax Return Period ending on or prior to Completion;
“Proceedings”	means any proceeding, suit or action arising out of or in connection with this deed or the negotiation, existence, validity or enforceability of this deed, whether contractual or non-contractual;
“Purchaser’s Group”	has the meaning ascribed to it in the Agreement;
“Purchasers’ Relief”	means:
(a) any Relief which was identified in the Completion Accounts as an asset of a Swiss Group Company or a US Group Company;
(b)
any Relief which arises:
as a consequence of or by reference to an Event occurring (or deemed to occur or being treated for Tax purposes as occurring);
in respect of a period commencing; or
from any Income, Profits or Gains accrued or received;
in each case, after Completion; and

(c) any Relief arising to any member of the Purchasers’ Group (other than any member of the SIG Group);
“Receivables”	has the meaning ascribed to it in the Agreement;
“Receivables Assignment Deeds”	has the meaning ascribed to it in the Agreement;
“Relevant Amount”	has the meaning set out in clause 6.5;
“Relevant Company”	has the meaning set out in clause 14.1(B);
“relevant Covenantor”	means:
(a) where the matter or thing in question relates to or otherwise arises in respect of or in connection with a Swiss Group Company, the Lux Seller; and
(b) where the matter or thing in question relates to or otherwise arises in respect of or in connection with a US Group Company, the US Seller;
“Relevant Person”	has the meaning set out in clauses 2.1.4 or 2.2.4, as applicable;
“relevant Purchaser”
means:
where the matter or thing in question relates to or otherwise arises in respect of or in connection with a Swiss Group Company, the Swiss Purchaser; and
where the matter or thing in question relates to or otherwise arises in respect of or in connection with a US Group Company, the US Purchaser;

“Relief”	means any loss, relief, allowance, exemption, saving or credit in respect of any Tax and any deduction in computing Income, Profits or Gains for the purposes of any Tax;
“Selling Party”	has the meaning ascribed to it in the Agreement;
“Shares”	has the meaning ascribed to it in the Agreement;
“SIG Group”	has the meaning ascribed to it in the Agreement;
“Straddle Period”	has the meaning set out in clause 9.3;

“Subsidiaries”
means:
(a)in relation to the Swiss Company, each person listed as a subsidiary of the Swiss Company in Part C (Basic Information about the Swiss Subsidiaries) of Attachment 1 (Basic Information about the SIG Group) of the Agreement; and
(b)in relation to the US Company, each person listed as a subsidiary of the US Company in Part D (Basic Information about the US Subsidiaries) of Attachment 1 (Basic Information about the SIG Group) of the Agreement;

“Swiss Company”	has the meaning ascribed to it in the Agreement;
“Swiss Group Companies”	means the Swiss Company and its Subsidiaries and “Swiss Group Company” means any of them;
“Swiss Shares”	has the meaning ascribed to it in the Agreement;
“Tax”
means all taxes, levies, duties, imposts, contributions, liabilities and any charges, deductions or withholdings in the nature of tax including taxes on gross or net Income, Profits or Gains and taxes on receipts, sales, use, services, financial transactions, occupation, development, franchise, employment (including social security and national insurance contributions), value added and personal property, together with all penalties, charges, fines and interest relating to any of them or to any failure to file any return required for the purposes of any of them, regardless of whether any such taxes, levies, duties, imposts, contributions, liabilities, charges, deductions, withholdings, penalties, fines or interest are chargeable directly or primarily against, recoverable from or attributable directly or primarily to a Swiss Group Company or a US Group Company or any other person and of whether any amount in respect of any of them is recoverable from any other person as mentioned in clause 7 (RECOVERY FROM OTHER PERSONS);

“Tax Authority”	has the meaning ascribed to it in the Agreement;
“Tax Liability”
has the meaning given in clause 1.2 and, for the avoidance of doubt, includes an Actual Tax Liability and a Deemed Tax Liability and, further, for the purposes of clause 3 (LIMITS ON CLAUSE 2) onwards, references to “Tax Liability” shall include a liability referred to in clause 2.1.5 and 2.2.5;

“Tax Period”	means an accounting period or any other period in respect of which a Tax return is required to be submitted to any Tax Authority;
“Tax Return Period”
means an accounting period or any other period in respect of which a Tax return is required to be submitted to any Tax Authority in connection with the assessment of a company’s liability to Tax on Income, Profits or Gains;

“Tax Warranties”	has the meaning ascribed to it in the Agreement;
“Transaction Document”	has the meaning ascribed to it in the Agreement;
“US Company”	has the meaning ascribed to it in the Agreement;
“US Group Companies”	means the US Company and its Subsidiaries and “US Group Company” means any of them;
“US Interests”	has the meaning ascribed to it in the Agreement;
“US Tax Code”	means the United States Internal Revenue Code of 1986, as amended;

1.2
subject to clause 1.3, references to any “Tax Liability” of a Group Company shall mean both liabilities or any increase in the liabilities of the Group Company to make (i) actual payments of Tax or (ii) payments on account of Tax to a member of the Covenantors’ Group under an Intra-group Tax Payment Agreement (an “Actual Tax Liability”) and also:-

A.
the loss of, or non-availability of, or a reduction in the amount of, a right to repayment of Tax which has been treated as an asset of a Group Company in preparing the Completion Accounts or the setting off of any such right to repayment of Tax against any Actual Tax Liability or any liability which is referred to in clause 2.1.5 or clause 2.2.5, in each case in respect of which the Purchaser would, but for that setting off, have been able to make a claim against a Covenantor under this deed;

B.
the setting off against (i) Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ended on or before Completion or (ii) any Tax otherwise chargeable as a consequence of or by reference to any Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before

Completion of any Purchasers’ Relief in circumstances where, but for such setting off, the relevant Group Company would have had an Actual Tax Liability or any liability to make a payment for Group Relief referred to in clause 2.1.5 or clause 2.2.5, in each case in respect of which a Purchaser would have been able to make a claim against a Covenantor under this deed; and

C.	the loss or non-availability of, or a reduction in the amount of, any Relief falling within paragraph (a) of the definition of Purchasers’ Relief;

1.3
in any case falling within any of clauses 1.2(A), 1.2(B), or 1.2(C) the amount that is to be treated for the purposes of this deed as a Tax Liability of the relevant Group Company (the “Deemed Tax Liability”) shall be determined as follows:-

A.
in a case which falls within clause 1.2(A), the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss, unavailability, reduction or use or setting off mentioned in that clause;

B.
in a case which falls within clause 1.2(B) and where the Relief that was the subject of the setting off mentioned in that clause was a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that Relief;

C.
in a case which falls within clause 1.2(B) and where the Relief that was the subject of the setting off mentioned in that clause was a deduction from or offset against Income, Profits or Gains, the Deemed Tax Liability shall be the amount of Tax or amount on account of Tax which has been saved in consequence of the setting off; and

D.
in a case which falls within clause 1.2(C), the Deemed Tax Liability shall be the amount of Tax or amount on account of Tax which could have been saved (on the assumption that there are sufficient Income, Profits and Gains or Tax Liabilities against which to set the Relief and on the basis of the rates of Tax current as at the date when the Relief is lost, reduced or found to be unavailable, ignoring the existence of other Purchasers’ Reliefs) if the Relief had not been lost or reduced or, as the case may be, had been available;

1.4	references to:-

A.
“Income, Profits or Gains” means income, profits or gains and any other consideration, value, receipt or measure by reference to which Tax is chargeable or assessed and references to Income, Profits or Gains shall include Income, Profits or Gains which are deemed to be earned, accrued or received for the purposes of any Tax; and

B.
Income, Profits or Gains (as defined in clause 1.4(A)) as being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

1.5	unless otherwise specified:-

A.	references to clauses are to clauses of this deed;

B.
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this deed would increase or alter the liability of a Covenantor or Purchaser under this deed;

C.
references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

D.	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

E.	references to a “body corporate” do not include partnerships that, whether or not having a separate legal personality, are not regarded as a body corporate under the law by which they are governed;

F.	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

G.	references to times of the day are to London time;

H.	headings to clauses are for convenience only and do not affect the interpretation of this deed;

I.
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

J.
i.    the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

ii.	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

K.
without limitation, references to the ordinary course of the business or trade of a Group Company as carried on at Completion do not include the acquisition or disposal of any assets other than trading stock except to the extent carried out pursuant to a legally binding commitment of the Group Company created on or before Completion;

L.
without limitation, references to the ordinary course of business of the relevant Swiss Group Company or US Group Company, as applicable, for the purposes of clause 2.1.3 or 2.2.3 do not include the acquisition or disposal of any shares or interests in any person or the acquisition or disposal of any assets other than trading stock;

M.	references to “period” are to a period of time and not to an accounting period unless the phrase “accounting period” is used; and

N.
for the purposes of determining whether any Actual Tax Liability of a US Group Company or a Swiss Group Company arises in respect of a period (or a portion of a period) ending on or before Completion under clause 2.1.1(B) or clause 2.2.1(B), any real property, personal property and other ad valorem Taxes with respect to a Straddle Period shall be allocated between the portion of such Straddle Period ending on the Completion Date and the portion of such Straddle Period beginning on the day after the Completion Date on a per diem basis.

2.	COVENANT

2.1
Subject to the provisions of clause 3 (LIMITS ON CLAUSE 2) and clause 4 (EXCLUSIONS), the Lux Seller hereby covenants with the Swiss Purchaser to pay to the Swiss Purchaser (so far as possible, but not to limit the amount payable hereunder, by way of repayment of the consideration payable under the Agreement for the Swiss Shares) an amount equal to:-

2.2.1.	any Actual Tax Liability of a Swiss Group Company arising:-

A.	as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax; or

B.	in respect of or by reference to any Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion;

2.1.2.	any Deemed Tax Liability of a Swiss Group Company;

2.1.3.
any liability of a Swiss Group Company to pay or repay any amount in respect of Tax pursuant to an indemnity, covenant, warranty or guarantee, in each case created or entered into on or before Completion, except for any of the same which is created or entered into in the ordinary course of business of the relevant Swiss Group Company;

2.1.4.
any Tax Liability of a Swiss Group Company in respect of Tax which is chargeable directly or primarily against, or arises directly or primarily in consequence of or by reference to anything done by, a Relevant Person and, for this purpose, a “Relevant Person” means the Covenantors, any member of the Covenantors’ Group and any person, not being a Swiss Group Company or any other member of the Purchasers’ Group, that may be treated for the purposes of any Tax as having been at any time on or before Completion a member of the same group of companies as, or otherwise controlled by, associated with or connected with, the Swiss Group Company concerned;

2.1.5.
any liability of a Swiss Group Company to make a payment for any Group Relief, other than to any other Group Company, in circumstances where, but for such Group Relief, the Swiss Purchaser would have been able to make a claim against the Lux Seller under this deed; and

2.1.6.
any reasonable out of pocket costs and expenses properly incurred by the Swiss Purchaser and/or a Swiss Group Company in connection either with any Tax Liability mentioned in this clause 2.1 or with any claim therefor; or in successfully taking or defending any action under this deed; and

2.2.
subject to the provisions of clause 3 (LIMITS ON CLAUSE 2) and clause 4 (EXCLUSIONS), the US Seller hereby covenants with the US Purchaser to pay to the US Purchaser (so far as possible, but not to limit the amount payable hereunder, by way of repayment of the consideration payable under the Agreement for the US Interests) an amount equal to:-

2.2.1.	any Actual Tax Liability of a US Group Company arising:-

A.	as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax; or

B.	in respect of or by reference to any Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion;

2.2.2.	any Deemed Tax Liability of a US Group Company;

2.2.3.
any liability of a US Group Company to pay or repay any amount in respect of Tax pursuant to an indemnity, covenant, warranty or guarantee, in each case created or entered into on or before Completion, except for any of the same which is created or entered into in the ordinary course of business of the relevant US Group Company;

2.2.4.
any Tax Liability of a US Group Company in respect of Tax which is chargeable directly or primarily against, or arises directly or primarily in consequence of or by reference to anything done by, a Relevant Person and, for this purpose, a “Relevant Person” means the Covenantors, any member of the Covenantors’ Group and any person, not being a US Group Company or any other member of the Purchasers’ Group, that may be treated for the purposes of any Tax (including under the US Tax Code and the Treasury Regulations promulgated thereunder) as having been at any time on or before Completion a member of the same consolidated group of companies as, or otherwise controlled by, associated with or connected with, the US Group Company concerned;

2.2.5.
any liability of a US Group Company to make a payment for any Group Relief, other than to any other Group Company, in circumstances where, but for such Group Relief, the US Purchaser would have been able to make a claim against the US Seller under this deed; and

2.2.6.
any reasonable out of pocket costs and expenses properly incurred by the US Purchaser and/or a US Group Company in connection either with any Tax Liability mentioned in this clause 2.2 or with any claim therefor; or in successfully taking or defending any action under this deed.

3.	LIMITS ON CLAUSE 2

The covenants given in clause 2 (COVENANT) shall not cover any Tax Liability or liability in respect of Tax of a Swiss Group Company or a US Group Company, and there shall be no liability in respect of a claim under the Tax Warranties (treating the circumstances giving rise to such claim as if, for the purposes of this clause, they were a Tax Liability or liability in respect of Tax) to the extent that:-

3.1	allowance, provision or reserve in respect of that Tax Liability or liability in respect of Tax was made in the Completion Accounts; or

3.2	that Tax Liability or liability in respect of Tax was paid or discharged before Completion and such payment or discharge was reflected in the Completion Accounts; or

3.3
except in relation to a claim under clause 2.1.4 or 2.2.4, that Tax Liability or liability in respect of Tax arises as a result of any change in law that is made after Completion, except where such change has been officially announced on or before Completion and in sufficient detail such that the relevant Covenantor would have been reasonably able to assess the impact of the change on the relevant Group Company; or

3.4	except in relation to a claim under clause 2.1.4 or 2.2.4, that Tax Liability or liability in respect of Tax arises as a result of:

A.
any change in the published practice of, or any change in the published extra statutory concession of, any Tax Authority which occurs after Completion (except where such change has been officially announced on or before Completion in sufficient detail such that the relevant Covenantor would have been reasonably able to assess the impact of the change on the relevant Group Company); or

B.
any change in accountancy practice or principles which occurs or is made after Completion (except where a change was necessary to ensure compliance with generally accepted accounting principles or with law with which the relevant Group Company was not compliant at Completion); or

3.5
except in relation to a claim under clause 2.1.4 or 2.2.4, that Tax Liability or liability in respect of Tax would not have arisen but for a voluntary transaction, action or omission (but, in the case of an omission, only if the relevant Group Company or member of the Purchasers’ Group knew, or ought reasonably to have known, that the Tax Liability or liability in respect of Tax would have arisen as a result of that omission) carried out, effected or made by a Swiss Group Company or a US Group Company or other member of the Purchasers’ Group (or on a Purchasers’ behalf) at any time after Completion, other than any such transaction, action or omission carried out, effected or made:-

A.	under a legally binding commitment or obligation of a Swiss Group Company or a US Group Company created or incurred on or before Completion; or

B.
in compliance with any law, any regulation having the force of law or any published practice of, or any published extra statutory concession of, any Tax Authority which was enacted or promulgated on or before Completion; or

C.
by way of disclosure to a Tax Authority by any member of the Purchasers’ Group or any Group Company (or in either case, on their behalf) acting reasonably and in good faith, but only if the relevant member of the Purchasers’ Group or relevant Group Company (or the person acting on their behalf) consulted the relevant Covenantor in advance of such disclosure and complied with the rights of the relevant Covenantor under clause 8 (CLAIMS PROCEDURE) and clause 9 (TAX RETURNS), as applicable;

D.	in accordance with this deed, the Agreement, the Receivables Assignment Deeds, the Transaction Expenses Letter or the NZ Superannuation Agreement;

E.	in the ordinary course of the business or trade as carried on by a Swiss Group Company or a US Group Company immediately prior to Completion; or

F.	with the written agreement or at the written request of any member of the Covenantors’ Group; or

G.
pursuant to the submission of any Tax return or computation or other information to a Tax Authority whereby the Purchaser adopts a position taken by the relevant Group Company (on or before Completion) or any member of the Covenantors’ Group or taken into account in the Completion Accounts; or

3.6
that Tax Liability or liability in respect of Tax would not have arisen or would have been reduced but for a failure or omission on the part of a Purchaser or a Swiss Group Company or a US Group Company after Completion to make any valid election or claim any Relief, the making or claiming of which is permitted by law and was taken into account in the Completion Accounts; or

3.7
except in relation to a claim under clause 2.1.4 or 2.2.4, that Tax Liability or liability in respect of Tax arises directly as a result of any changes after Completion of the date to which a Swiss Group Company or a US Group Company makes up its accounts or in the bases, methods or policies of accounting of a Swiss Group Company or a US Group Company, except where such change was necessary to comply with law or generally accepted accounting practice as, and to the extent that, it applied to the relevant company at Completion; or

3.8
that Tax Liability or liability in respect of Tax has been made good to the relevant Swiss Group Company or US Group Company or any other member of the Purchasers’ Group without cost to a Swiss Group Company or a US Group Company or to any other member of the Purchasers’ Group; or

3.9
any Income, Profits or Gains to which that Tax Liability or liability in respect of Tax is attributable: (i) were actually earned or received by or actually accrued to the relevant Swiss Group Company or US Group Company on or before Completion, (ii) were not distributed or remitted to any member of the Covenantors’ Group on or before Completion; and (iii) were not (in either such case) reflected in the Completion Accounts; or

3.10
that Tax Liability or liability in respect of Tax would not have arisen or would have been reduced but for a failure by a Purchaser to comply with any of its obligations under this deed or any other Transaction Document; or

3.11
a Purchaser has otherwise made recovery in respect of that Tax Liability or liability in respect of Tax under this deed or by means of a claim for breach of any of the warranties set out in Schedule 3 to the Agreement or under any other provision of the Agreement or any other Transaction Document; or

3.12	that Tax Liability is a liability to make a payment for any Group Relief and such payment has been taken into account in the Completion Accounts.

4.	EXCLUSIONS

Certain provisions of Schedule 4 to the Agreement contain further limitations which apply to this deed (including setting certain financial and time limits).

5.	MITIGATION

The Purchasers shall, at the direction in writing of the relevant Covenantor, procure that the Swiss Group Companies or the US Group Companies take all such steps as the relevant Covenantor may reasonably require to:-

5.1
use in the manner hereinafter mentioned all such Reliefs (other than a Purchasers’ Relief, a right to a repayment of Tax which has been treated as an asset of a Group Company in the Completion Accounts or any other Relief to the extent it has already been taken into account under clause 6.9 or clause 7 (RECOVERY FROM OTHER PERSONS) or in giving rise to a “Relevant Amount” under clause 6.5) to the extent permitted by law as are available at no cost to a Swiss Group Company or a US Group Company to reduce or eliminate any Tax Liability or liability in respect of Tax in respect of which the relevant Purchaser would have been able to make a claim against the relevant Covenantor under this deed (such Reliefs including, without limitation, Reliefs made available to a company by means of a surrender from another company provided no payment is required to be made in consideration for such surrender), the said use being to effect the reduction or elimination of any such Tax Liability or liability in respect of Tax to the extent specified by the relevant Covenantor and permitted by law;

5.2
make all such valid claims and elections specified by the relevant Covenantor in respect of any Tax Period of a Swiss Group Company or a US Group Company commencing before Completion, which are permitted by law and which have the effect of reducing or eliminating any such Tax Liability or liability in respect of Tax as is mentioned in clause 5.1, provided that no such claim or election shall require a Swiss Group Company or a US Group Company to use any Purchasers’ Relief, any right to repayment of Tax which has been treated as an asset of a Group Company in preparing the Completion Accounts or any other Relief to the extent it has already been taken into account under clause 6.9 or clause 7 (RECOVERY FROM OTHER PERSONS) or in giving rise to a “Relevant Amount” under clause 6.5; and

5.3
allow the relevant Covenantor to reduce or eliminate any Tax Liability or liability in respect of Tax as is mentioned in clause 5.1 by surrendering, or procuring the surrender by any member of the Covenantors’ Group of any Group Relief (other than Group Relief falling within paragraph (a) of the definition of Purchasers’ Relief or any right to repayment of Tax which has been treated as an asset of a Group Company in preparing the Completion Accounts) to a Swiss Group Company or a US Group Company without any payment being made in consideration for such surrender and to the extent permitted by law.

6.	OVERPROVISIONS, RELIEFS AND REPAYMENTS

6.1
So long as a Purchaser is able to make a claim under clause 2 (COVENANT), the relevant Covenantor shall be entitled to appoint at any time (at its cost) a firm of accountants or other suitable adviser, in each case of recognised standing and who is to act independently from that relevant Covenantor, the relevant Purchaser and the relevant Group Company (the “proposed expert”), to review any provision for Tax in the Completion Accounts (excluding any provision for deferred Tax); provided that, before any such appointment is made, the relevant Covenantor shall notify the relevant Purchaser in writing of the identity of the proposed expert and shall obtain the relevant Purchaser’s written agreement thereto, such consent not to be unreasonably withheld (and, for the avoidance of doubt, the relevant Purchaser’s consent need only be sought as to the identity of the proposed expert and not to the relevant Covenantor’s entitlement to appoint a proposed expert). In the event that the relevant Covenantor and the relevant Purchaser cannot agree on the identity of the proposed expert within 10 Business Days of the relevant Covenantor’s requesting the same from the relevant Purchaser, then the proposed expert shall be the person who is appointed (at the request of the relevant Covenantor) by the President for the time being of the Institute of Chartered Accountants in England and Wales. Once the proposed expert has been agreed by the relevant Covenantor and the relevant Purchaser or otherwise appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”), the relevant Purchaser shall provide, or procure that there is provided, to the Expert all information and access to personnel as may reasonably be required by the Expert to conduct its review.

6.2	If the Expert shall certify that any provision for Tax in the Completion Accounts (excluding any provision for deferred Tax) has proved to be an overprovision otherwise than as the result of:-

A.
any change in law that is made after Completion (except where such change has been officially announced on or before Completion and in sufficient detail such that the relevant Covenantor would have been reasonably able to assess the impact of the change on the relevant Group Company);

B.
any change in the published practice of, or any change in the published extra statutory concession of, any Tax Authority or any change in accountancy practice or principles, in each case where the same occurs or is made after Completion, except for: (i) in the case of a change in the published practice of, or any change in the published extra statutory concession of, any Tax Authority, any such change which has been officially announced on or before Completion and in sufficient detail such that the relevant Covenantor would have been reasonably able to assess the impact of the change on the relevant Group Company; and (ii) in the case of any change in accountancy practice or principles, any change that was necessary to ensure compliance with generally accepted accounting principles or with law with which the relevant Group Company was not compliant at Completion;

C.
any voluntary transaction, action or omission (but, in the case of an omission, only if the relevant Group Company or member of the Purchasers’ Group knew, or ought reasonably to have known, that the Tax Liability or liability in respect of Tax would have arisen as a result of that omission) carried out, effected or made by a Swiss Group Company or a US Group Company or other member of the Purchasers’ Group (or on a Purchaser's behalf) at any time after Completion otherwise than in the circumstances specified in any of clauses 3.5(A)-(G) above; or

D.	the utilisation of any Purchasers’ Relief or any right to a repayment of Tax which has been treated as an asset of a Group Company in the Completion Accounts;

then the amount of such overprovision shall be dealt with in accordance with clause 6.5.

6.3	If a Swiss Group Company or US Group Company has received or obtained a repayment of Tax which arises:-

A.	as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax; or

B.	in respect of or by reference to any Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion;
then, to the extent that such repayment was not taken into account in the Completion Accounts, does not arise from the use of a Purchasers’ Relief and has not already been taken into account under clause 5 (MITIGATION), clause 6.9 below or CLAUSE 7 (RECOVERY FROM OTHER PERSONS), the amount of such repayment (including any interest or repayment supplement attributable thereto but less any Tax chargeable thereon (including on any such interest or repayment supplement) or any Tax which would be chargeable thereon but for the availability of any Purchasers’ Relief) shall be dealt with in accordance with clause 6.5.

6.4	Each Purchaser shall, and shall procure that the relevant Swiss Group Company or US Group Company (as applicable) shall, promptly upon its becoming aware that:-

A.	any provision for Tax in the Completion Accounts (excluding any provision for deferred Tax) has proved to be an overprovision falling within clause 6.2 above; or

B.	a Swiss Group Company or a US Group Company has received or obtained or is entitled to receive or obtain a repayment of Tax falling within clause 6.3 above, give written notice to the relevant Covenantor and the Sellers’ Guarantor setting out reasonably sufficient details of such overprovision or repayment and shall, and shall procure that the relevant member of the Purchasers’ Group shall, use reasonable endeavours to obtain the full amount of any such repayment.

6.5	Where it is provided under clause 6.2 or 6.3 above that any amount (the “Relevant Amount”) is to be dealt with in accordance with this clause 6.5:-

a.	the Relevant Amount shall first be set off against any payment then due from the relevant Covenantor under this deed; and

b.
to the extent there is an excess, a refund shall be made to the relevant Covenantor of any previous payment or payments made by it under this deed and not previously refunded under this clause 6.5(B) up to the amount of such excess; and

c.
to the extent that the excess referred to in clause 6.5(B) is not exhausted under that clause, then, provided that excess is not less than €500,000, the relevant Purchaser shall pay an amount equal to the full amount of such excess (and not just the amount which exceeds €500,000) to the relevant Covenantor by way of adjustment to the consideration for the Swiss Shares or the US Interests, as applicable.

6.6
To the extent that an excess amount referred to in clause 6.5(B) and not exhausted under that clause is not paid out under clause 6.5(C) such excess shall be carried forward and set off against any future payment which becomes due from a Covenantor under this deed.

6.7
Where any such certification as is mentioned in clause 6.2 above has been made, the relevant Covenantor or the relevant Purchaser may request (at the requester’s cost) the Expert to review such certification in the light of all relevant circumstances, including any facts, which have become known only since such certification, and to certify whether such certification remains correct or whether, in light of those circumstances, the amount that was the subject of such certification should be amended.

6.8
If the Expert certifies under clause 6.7 above that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of clauses 6.5 and 6.6 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) shall be made as soon as reasonably practicable by or, as the case may be, to the relevant Covenantor, to put that Covenantor in the same position it would have been in if the Relevant Amount had always been the amended amount and not the amount originally certified.

6.9
If any Tax Liability or liability in respect of Tax which has resulted in a payment having been made from a Covenantor under clause 2.1 or 2.2 of this deed has given rise to a Relief (other than a Purchasers’ Relief (except for one falling within paragraph (b) of that definition), a Relief which arises as a result of any right to repayment of Tax which has been treated as an asset in the Completion Accounts or a Relief which has already been taken into account under Clause 5 (MITIGATION) or Clause 6.5) which would not otherwise have arisen and which was not taken into account in calculating the amount payable by the relevant Covenantor under clause 2.1 or 2.2 of this deed, the Purchasers shall procure that the relevant member of the Purchasers’ Group shall give written notice of the same to the relevant Covenantor and then, to the extent that a liability of any member of the Purchasers’ Group to make payment of a Tax Liability or a liability in respect of Tax, in respect of which a Covenantor would not have been liable under this deed or under the Agreement, is reduced as a result of the use or set off of that Relief, the relevant Purchaser shall pay to the relevant Covenantor (on the date when the relevant member of the Purchasers’ Group would have been under an obligation to make the reduced payment of a Tax Liability or liability in respect of Tax) an amount equal to the lower of:

A.	the amount by which that liability is so reduced, and

B.	the amount of the payment previously made by the relevant Covenantor under clause 2.1 or 2.2 of this deed in respect of the Tax Liability or liability in respect of Tax giving rise to the Relief, save that the amount referred to above shall first be set off against any payment then due from the relevant Covenantor under this deed.

7.	RECOVERY FROM OTHER PERSONS

7.1
If, in the event of any payment becoming due from a Covenantor under clause 2 (COVENANT), a Swiss Group Company or a US Group Company either is immediately entitled at the due date for the making of that payment to recover from any person (not being any member of the Purchasers’ Group but including any Tax Authority) (other than by reason of the use of a Purchasers’ Relief or a right to a repayment of Tax which has been treated as an asset of a Group Company in the Completion Accounts) any sum in respect of the Tax Liability or liability in respect of Tax that has resulted in that payment becoming due from the relevant Covenantor (other than where such sum is a right to a repayment of Tax which has been treated as an asset of a Group Company in the Completion Accounts), or at some subsequent date becomes entitled to make such a recovery, then the relevant Purchaser shall procure that the Swiss Group Company or US Group Company (as applicable) entitled to make that recovery shall as soon as reasonably practicable notify the relevant Covenantor and Sellers’ Guarantor of its entitlement and shall, if so required by the relevant Covenantor and at the relevant Covenantor’s sole expense (but subject to clause 7.2 below), take all appropriate and reasonable steps to enforce that recovery (keeping the relevant Covenantor and Sellers’ Guarantor informed on a timely basis of the progress of any action taken and providing the relevant Covenantor and Sellers’ Guarantor with copies of all relevant correspondence and documentation); and if the relevant Covenantor has made a payment under clause 2 (COVENANT) in respect of the Tax Liability or liability in respect of Tax in question, the relevant Purchaser shall account to the relevant Covenantor for whichever is the lesser of:-

A.
any sum so recovered by the relevant Swiss Group Company or US Group Company in respect of that Tax Liability or liability in respect of Tax (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof) less any Tax chargeable on the relevant Swiss Group Company or US Group Company thereon or any Tax which would be chargeable thereon but for the availability of any Purchasers’ Relief and less any costs of recovery not already reimbursed pursuant to this clause 7.1; and

B.	the amount paid by the relevant Covenantor under clause 2 (COVENANT) in respect of that Tax Liability or liability in respect of Tax.

7.2
The steps which a Covenantor may require a relevant Group Company to take under clause 7.1 above shall be decided upon by the relevant Covenantor acting in good faith. If the relevant Purchaser shall disagree with procuring the relevant Group Company to take such a step, the relevant Covenantor and the relevant Purchaser shall discuss the matter in good faith and with a view to resolving the disagreement sensibly and in a timely manner. The Purchaser shall not be required to procure that the relevant Group Company take any step which, on an objective basis, it would be unreasonable to take in the circumstances then existing, taking into account the position of, on the one hand, the relevant Covenantor and, on the other hand, the relevant Purchaser and the relevant Group Company.

7.3
If both the provisions of clause 6 (OVERPROVISIONS, RELIEFS AND REPAYMENTS), and this clause 7 (RECOVERY FROM OTHER PERSONS) would apply in respect of a repayment of Tax, the provisions of clause 6 (OVERPROVISIONS, RELIEFS AND REPAYMENTS) and not the provisions of this clause 7 (RECOVERY FROM OTHER PERSONS) shall apply in relation to it.

8.	CLAIMS PROCEDURE

8.1
Upon a Purchaser, a Swiss Group Company or a US Group Company becoming aware of a claim or matter which could give rise to a liability for a Covenantor under this deed or the Tax Warranties, the relevant Purchaser shall give written notice of that claim or matter to the relevant Covenantor and the Sellers’ Guarantor or, as the case may be, shall procure that the relevant Swiss Group Company or US Group Company gives written notice of that claim or matter to the relevant Covenantor and the Sellers’ Guarantor, in each case as soon as reasonably practicable and in any event not more than 10 Business Days after the relevant Purchaser, a Swiss Group

Company or a US Group Company becoming aware of the claim or matter. For the avoidance of doubt, the failure to comply with this clause 8.1 shall not prejudice any claim by a Purchaser under this deed or under the Tax Warranties.

8.2
Any notice required to be given under clause 8.1 shall include reasonably sufficient details of the relevant claim or matter, the due date for payment and the time limits for appeal (so far as known or after reasonable enquiry has been made), and so far as practicable, the amount of the Tax Liability or liability in respect of Tax involved.

8.3
The Purchasers shall procure that, if the relevant Covenantor requests in writing and shall indemnify the Purchasers and/or the relevant Swiss Group Company or US Group Company and/or any relevant member of the Purchasers’ Group to their reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby (including any additional Tax liability), the relevant Swiss Group Company or US Group Company:

A.
acts in appealing and/or defending any claim or matter falling within clause 8.1 and provides the relevant Covenantor with all information about the progress of the claim or matter as it may request in writing from time to time; and

B.
takes such other action and gives such other information and assistance in connection with the affairs of that Group Company to avoid, dispute, resist, appeal, compromise or defend the claim or matter,

PROVIDED THAT the Purchasers shall not be obliged to procure that a Swiss Group Company or US Group Company take any such action as is mentioned in this clause 8.3, and shall be free to satisfy or settle the relevant liability on such terms as they may in their absolute discretion think fit, if the relevant Covenantor and the Sellers’ Guarantor having been given written notice of the claim or matter in accordance with the provisions of clause 8.1, the relevant Group Company has not within 30 days thereafter received instructions in writing from the relevant Covenantor, in accordance with the preceding provisions of this clause 8.3, to take any such action as is mentioned in clause 8.3.

8.4	The actions which the relevant Covenantor may request under clause 8.3 shall include (without limitation):

A.	the relevant Swiss Group Company or US Group Company:

i.
making no admission of liability or coming to any agreement, settlement or compromise in relation to the claim or matter in question without the prior written consent of the relevant Covenantor (not to be unreasonably withheld or delayed); and

ii.	applying to postpone (so far as legally possible) the payment of any Tax; and

B.
allowing the relevant Covenantor (acting in good faith) to control at its own expense all or any proceedings of whatsoever nature arising in connection with the claim or matter in question, and, if the relevant Covenantor takes control of proceedings, the relevant Purchaser shall provide and shall procure that the relevant Swiss Group Company or US Group Company (as applicable) provides such information and assistance as the relevant Covenantor may require in connection with the preparation for and conduct of those proceedings and the relevant Covenantor must keep the relevant Purchaser informed on a timely basis of any actual or proposed developments relating to the claim or matter in question or any action referred to in this clause 8.4;

PROVIDED THAT the actions which the relevant Covenantor may request under clause 8.3 shall be decided upon by the relevant Covenantor acting in good faith. If the relevant Purchaser shall disagree with an action proposed by the relevant Covenantor, the relevant Purchaser and the relevant Covenantor shall discuss the matter in good faith and with a view to resolving the disagreement sensibly and in a timely manner. However, (i) the relevant Purchaser shall not be required to procure that a Group Company takes any action requested by the relevant Covenantor, (ii) a Group Company shall not be required to take any action requested by the relevant Covenantor, and (iii) the relevant Covenantor (or anyone acting on behalf of the relevant Covenantor), once it has taken control of proceedings pursuant to clause 8.4(B), shall not be permitted to take any action which, in each case, on an objective basis, it would be unreasonable to take in the circumstances then existing, taking into account the position of, on the one hand, the relevant Covenantor and, on the other hand, the relevant Purchaser and the relevant Group Company.

8.5
The Purchasers and the relevant Group Company shall not be required to take, nor shall the Covenantors (or anyone acting on behalf of the Covenantors) be permitted to take, any action which involves appealing a point beyond the first appellate court in the relevant jurisdiction without an opinion from nationally recognised leading Tax counsel that the appeal on that point should, on the balance of probabilities, be successful.

9.	TAX RETURNS

9.1
The Purchasers shall prepare (or cause to be prepared) the Tax returns of the Swiss Group Companies and the US Group Companies (other than United States federal, state, or local Consolidated or Combined Returns and Pre-Completion Separate Company Returns) for all Tax Return Periods ended on or prior to Completion to the extent that the same shall not have been prepared before Completion.

9.2	The Covenantors shall prepare (or cause to be prepared) all United States federal, state, or local Consolidated or Combined Returns and Pre-Completion Separate Company Returns.

9.3
The Purchasers shall prepare (or cause to be prepared) the Tax returns of the Swiss Group Companies and the US Group Companies (other than United States federal, state, or local Consolidated or Combined Returns) for all Tax Return Periods beginning on or before, but ending after, Completion (each such Tax Return Period a "Straddle Period").

9.4
The relevant Purchaser shall submit (or cause to be submitted) each such Tax return referred to in clauses 9.1 and 9.3 in draft form to the relevant Covenantor at least 20 Business Days before the last date on which the return may be filed with the applicable Tax Authority without incurring interest and penalties (and shall promptly send notification of having done the same to the Sellers’ Guarantor). If it wishes to do so, the relevant Covenantor may comment on such Tax returns but shall do so within 10 Business Days (or, if a shorter time limit applies in relation to the filing of the relevant Tax return, within such time as will reasonably enable the relevant Purchaser to consider such comments, make any amendments that may be required in respect of the same and file the Tax return within the applicable time period) of its receipt of any such Tax return from the relevant Purchaser. The relevant Purchaser shall properly reflect in the relevant Tax return all reasonable comments of the relevant Covenantor that are received prior to the submission of the Tax return which relate to a matter for which the relevant Covenantor may be liable under this deed.

9.5
The Covenantors shall provide (or cause to be provided) to the relevant Purchaser (i) the Pre-Completion Separate Company Returns referred to in clause 9.2 and (ii) pro forma portions of the Consolidated or Combined Returns referred to in clause 9.2 to the extent that such portions relate solely to one or more Swiss Group Companies or US Group Companies, in each case at least 20 Business Days before the last date on which the return may be filed with the applicable Tax Authority without incurring interest and penalties. If it wishes to do so, the relevant Purchaser may comment on such Tax returns but shall do so within 10 Business Days (or, if a shorter time limit applies in relation to the filing of the relevant tax return, within such time as will reasonably enable the relevant Covenantor to consider such comments, make any amendments that may be required in respect of the same and file the Tax Return within the applicable time period) of its receipt of any such Tax return or pro forma portion of a Tax return from the relevant Covenantor. The relevant Covenantor shall properly reflect in the relevant Tax return all reasonable comments of the relevant Purchaser that are received prior to the submission of the Tax return but only to the extent such comments may affect the liability of a Group Company or the relevant Purchaser in circumstances where the Covenantor will not be liable for such liability under this deed or under the Tax Warranties.

9.6
The relevant Purchaser shall procure that the Swiss Group Companies and the US Group Companies (as applicable) shall cause the completed returns mentioned in clause 9.4 to be signed and submitted to the appropriate Tax Authority on a timely basis and without amendment (save for any amendment which would not affect a liability of the relevant Covenantor under this deed or under the Tax Warranties);

PROVIDED THAT the Purchasers shall not be obliged to procure that a Group Company takes any such action as is mentioned in this clause 9.6 in relation to any Tax return that is not to the best of that Group Company's knowledge correct and complete or is misleading in any respect.

9.7
The Covenantors shall cause the completed returns mentioned in clause 9.2 to be signed and submitted to the appropriate Tax Authority on a timely basis and with respect to such Tax returns, or portions of such Tax returns, that relate solely to one or more Swiss Group Companies or US Group Companies, without amendment (save for any amendment which would not affect a liability of the relevant Group Company or the relevant Purchaser).

9.8
The Purchasers shall prepare (or cause to be prepared) all documentation and deal with (or cause to be dealt with) all matters (including correspondence) relating to the Tax returns of the Swiss Group Companies and the US Group Companies referred to in clause 9.4;

PROVIDED THAT where there is or is to be any correspondence, meeting or telephone call with any Tax Authority in relation to such Tax returns and that correspondence, meeting or call relates or is likely to relate, wholly or partly, to a matter which a Purchaser knows (having made reasonable enquiry) may affect the liability or potential liability to Tax of a relevant Covenantor or any member of the Covenantors’ Group, or a relevant Covenantor’s liability or potential liability under clause 2 (COVENANT) (a “Covenantor Liability”):

A.
the relevant Purchaser shall promptly send copies of all such correspondence received and copies of all draft replies to the relevant Covenantor (and shall promptly send notification of having done the same to the Sellers’ Guarantor) and shall give the relevant Covenantor an opportunity to make reasonable comments thereon within a reasonable time in advance of the submission of those replies to the relevant Tax Authority. The relevant Purchaser shall properly reflect in those replies all reasonable comments of the relevant Covenantor received within a reasonable time in advance of their submission, to the extent that they relate to a Covenantor Liability; provided that the Purchasers shall not be obliged to take, or to procure that a Group Company takes, any such action as is mentioned in this clause 9.8 in relation to any Tax return, correspondence, meeting or telephone call that is not to the best of the a Purchaser’s knowledge correct and complete or is misleading in any respect.; and

B.
the relevant Purchaser shall give reasonable advance notice of any such meeting or call to the relevant Covenantor (and shall promptly send notification of having done the same to the Sellers’ Guarantor) and the relevant Covenantor shall be entitled to nominate an individual to attend and participate in such meeting or call to the extent that it relates to a Covenantor Liability.

9.9
The Covenantors shall prepare (or cause to be prepared) all documentation and deal with (or cause to be dealt with) all matters (including correspondence) relating to the Tax returns of the US Group Companies referred to in clause 9.2;

PROVIDED THAT where there is or is to be any correspondence, meeting or telephone call with any Tax Authority in relation to such Tax returns and that correspondence, meeting or telephone call relates or is likely to relate, wholly or partly, to a matter which a Covenantor knows (having made reasonable enquiry) may affect the liability or potential liability to Tax of a Group Company for which the Covenantor is not liable under this deed or under the Tax Warranties (a “Group Company Liability”):

A.
the relevant Covenantor shall promptly send copies of all such correspondence received and copies of all draft replies to the relevant Purchaser and shall give the relevant Purchaser an opportunity to make reasonable comments thereon within a reasonable time in advance of the submission of those replies to the relevant Tax Authority. The relevant Covenantor shall properly reflect in those replies all reasonable comments of the relevant Purchaser received within a reasonable time in advance of their submission, to the extent they relate to a Group Company Liability; provided that the relevant Covenantor shall not be obliged to take any such action as is mentioned in this clause 9.9 in relation to any Tax return or correspondence, meeting or telephone call that is not to the best of the relevant Covenantor’s knowledge correct and complete or is misleading in any respect; and

B.
the relevant Covenantor shall give reasonable advance notice of any such meeting or call to the relevant Purchaser and the relevant Purchaser shall be entitled to nominate an individual to attend and participate in such meeting or call to the extent that it relates to a Group Company Liability.

9.10
Nothing done by or at the request of a relevant Covenantor pursuant to this clause 9 (TAX RETURNS) shall in any respect restrict or reduce any rights the relevant Purchaser may have to make a claim against the relevant Covenantor under clause 2 (COVENANT) of this deed.

9.11
The Purchasers and the Covenantors shall each respectively afford (or procure the affordance) to the other or their duly authorised agents such access to their personnel, books, accounts and records and provide such assistance as is necessary and reasonable to enable the relevant Covenantor, the relevant Purchasers or the Group Companies, as applicable, to conduct matters in accordance with the relevant Covenantor's or relevant Purchaser’s, as applicable, rights under this clause 9 (TAX RETURNS).

9.12
The Purchasers shall, during the period of six years from Completion, procure that the Swiss Group Companies and the US Group Companies (as applicable) retain such of their books, accounts and records as are reasonably likely to be required to enable the relevant Covenantor to conduct matters in accordance with the relevant Covenantor's rights under this clause 9 (TAX RETURNS).

9.13
Where there is conflict between the provisions of this clause 9 (TAX RETURNS) and the provisions of clauses 8 (CLAIMS PROCEDURE) and/or clause 13 (GROUP RELIEF), the provisions of clauses 8 (CLAIMS PROCEDURE) and/or clause 13 (GROUP RELIEF) shall take precedence over the provisions of this clause 9 (TAX RETURNS).

10.	DUE DATE OF PAYMENT

10.1	Where a payment falls to be made under this deed, the payment shall be made in cleared and immediately available funds and the due date for the making of that payment shall be:-

A.
in the case of an Actual Tax Liability, the day which is the later of (i) the date falling seven days after the date upon which the party liable to make the payment has been notified by the party entitled to claim it that it is due, and (ii) three Business Days before the last date upon which the Tax concerned can be paid without the person liable to pay it incurring a liability to interest or a charge or penalty in respect of it; and

B.	in any other case, the date falling seven days after the date upon which the party liable to make the payment has been notified by the party entitled to claim it that it is due.

10.2
If any payment required to be made under this deed is not made by the due date for the making thereof, then that payment shall carry interest at the weighted average daily Interest Rate for each day from (but excluding) that due date to (and including) the date when the payment is actually made.

11.	DEDUCTIONS FROM PAYMENTS, ETC.

11.1	All sums payable by a Covenantor to a Purchaser under this deed shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

11.2
If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in clause 11.1 then, except to the extent that the sum constitutes interest, the relevant Covenantor shall be obliged to pay to the relevant Purchaser such sum as will, after the deduction or withholding has been made, leave the relevant Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, and the relevant Covenantor shall provide such evidence satisfactory to the relevant Purchaser, acting reasonably, that such deduction or withholding has been made and appropriate payment paid to the relevant Tax Authority.

11.3
If any sum payable by a Covenantor to a Purchaser under this deed shall be subject to Tax in the hands of a Purchaser (or would have been subject to such Tax but for the availability of a Purchasers’ Relief for which a claim has not been made under clause 2 (COVENANT)), then, except to the extent that the sum constitutes interest, that Covenantor shall be under the same obligation to make an increased payment in relation to such Tax as if it were a deduction or withholding required by law.

11.4
If a Covenantor makes an increased payment pursuant to clause 11.2 and the relevant Purchaser receives and utilises a Relief in respect of the Tax that gave rise to such increased payment, that Purchaser shall reimburse that Covenantor such amount (not exceeding the amount of the Relief) as shall leave that Purchaser in the same position as it would have been in had no such deduction or withholding been required to be made.

12.	US TAX MATTERS

No member of the Purchasers’ Group shall make any election under Section 338 of the US Tax Code with respect to the acquisition pursuant to the Agreement of any US Group Company that is classified as a corporation for US federal income tax purposes. For the avoidance of doubt, the members of the Purchasers’ Group shall be entitled in their sole discretion to choose to make an election under Section 338(g) of the US Tax Code with respect to the direct or indirect acquisition pursuant to the Agreement of any one or more Swiss Group Companies.

13.	GROUP RELIEF

13.1
For all periods of the Swiss Group Companies or the US Group Companies ending on or before Completion, the Purchasers shall procure that the Swiss Group Companies or the US Group Companies shall surrender to, or claim from, such of the Covenantors, or any member of the Covenantors’ Group, all such Group Relief, other than a Purchasers’ Relief or any repayment of Tax which has been treated as an asset of a Group Company in preparing the Completion Accounts, as a Covenantor may at its sole discretion direct in writing, subject to and as permitted by applicable law, provided that:

A.
such surrender does not give rise to a liability of a Covenantor under this deed or the Tax Warranties or the Agreement (ignoring the financial limitation in paragraphs 1.2 and 1.3(B) of Schedule 4 to the Agreement and the time limitation in paragraph 2.2(C) in Schedule 4 to the Agreement); and

B.
in respect of surrenders to the Covenantors or any member of the Covenantors’ Group, such surrender has the effect of reducing a liability of the relevant Covenantor or relevant member of the Covenantor’s Group to make an actual payment of Tax in an amount of not less than €500,000; provided that nothing in this clause 13.1(B) shall restrict or prevent any surrenders or claims from being made or given effect to in the Tax returns which are referred to in clauses 9.1, 9.2 and 9.3 above.

13.2
The Purchasers hereby undertake that they shall, and shall procure that the Swiss Group Companies and the US Group Companies will, use all reasonable endeavours to procure that full effect is given to the surrenders and/or claims to be made under clause 13.1 and that such surrenders and/or claims are allowed in full by the relevant Tax Authority and (without prejudice to the generality of the foregoing) the Purchasers shall procure that the Swiss Group Companies and the US Group Companies shall sign and submit to the relevant Tax Authority all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed), all such claims and all such other documents and returns as may be necessary to secure that full effect is given to this clause 13.

14.	COUNTER COVENANT

14.1	The relevant Purchaser covenants with each of the Covenantors to pay to the relevant Covenantor an amount equal to any of the following:-

A.
any liability or increased liability to Tax of any member of the Covenantors’ Group which arises as a result of or by reference to any reduction or disallowance of Group Relief (other than a Purchasers’ Relief or any repayment of Tax which has been treated as an asset of a Group Company in preparing the Completion Accounts) that would otherwise have been available to that member of the Covenantors’ Group where and to the extent that such reduction or disallowance occurs as a result of or by reference to any total or partial:-

i.	withdrawal effected by a Swiss Group Company or a US Group Company after Completion of any surrender of Group Relief in respect of any period ended on or before Completion; or

ii.
withdrawal or alteration by a Swiss Group Company or a US Group Company after Completion of any claim or election by a Swiss Group Company or a US Group Company which relates to any Relief (other than a Purchasers’ Relief or any repayment of Tax which has been treated as an asset of a Group Company in preparing the Completion Accounts) in respect of any period ended on or before Completion, save where any such withdrawal or alteration is (i) required by law, (ii) made with the written consent or written agreement of the relevant Covenantor or (iii) made to correct a surrender, claim or election made on or before Completion, which is subsequently determined to have been invalid or ineffective; or

B.
any liability or increased liability to Tax of any member of the Covenantors’ Group which arises as a consequence of or by reference to a failure by a Swiss Group Company or US Group Company (after Completion) or any Relevant Company to discharge a liability to Tax for which it is liable;

and, for the purposes of this clause 14.1(B), the term “Relevant Company” shall mean any company which is, or has at any time been, treated for the purposes of any Tax as being a member of the same group of companies as a Purchaser or as being controlled by, associated with or connected with a Purchaser (excluding any member of the SIG Group); provided that no claim shall be made by a Covenantor under this clause 14.1(B) if the liability or increased liability to Tax would not have arisen or would have been reduced but for a failure by the relevant Covenantor to comply with any of its obligations under this deed or any other Transaction Document; and

C.
any reasonable out of pocket legal, accounting or other costs and expenses properly incurred by any member of the Covenantors’ Group in connection with any such liability or increased liability to Tax (or claim therefor) or in successfully taking or defending any action under this clause 14.

14.2	The covenants contained in clause 14.1 shall not apply:

A.
in respect of any liability to Tax of a Group Company arising as a result of the Reorganisation (as defined in the Agreement), except to the extent that a payment has already been made by the relevant Covenantor under the Agreement;

B.
(in the case of 14.1(B)) to the extent that the liability for the Tax arises in circumstances such that a Purchaser would have been entitled to make a claim against a Covenantor under clause 2 (COVENANT) of this deed in respect of that Tax had it been paid by the Swiss Group Company, US Group Company or Relevant Company (ignoring the financial limitation in paragraphs 1.2 and 1.3(B) of Schedule 4 to the Agreement and the time limitation in paragraph 2.2(C) in Schedule 4 to the Agreement), except to the extent that a payment has already been made pursuant to clause 2 (COVENANT); or

C.	to the extent that the Tax has been recovered under any relevant statutory provision (and the Covenantors shall procure that no such recovery is sought to the extent that payment is made hereunder).

14.3
Clause 8 (CLAIMS PROCEDURE) and clause 11 (DEDUCTIONS FROM PAYMENTS, ETC.) shall apply to the covenants in clause 14.1 as if references to the Purchaser were replaced with references to the relevant Covenantor (and vice versa) where appropriate and making any other necessary modifications.

15.	NOTIONAL END OF TAX PERIOD

For the purposes of the provisions of this deed other than clause 5 (MITIGATION), clause 9 (TAX RETURNS) and clause 13 (GROUP RELIEF), the Tax Period of each Swiss Group Company and US Group Company current at the time of Completion shall be deemed to end at that time (so that any Event occurring on the same day as, but after the time of, Completion shall be regarded as occurring in another Tax Period).

16.	MISCELLANEOUS

16.1	Except as expressly set out herein, a person who is not a party to this deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

16.2
The provisions of clauses 16 (Effect of Completion and Transitional Services), 17 (Sellers’ Guarantee), 20 (Remedies and Waivers), 21 (Assignment), 24 (Notices), 26 (Confidentiality), 27 (Costs and Expenses), 28 (Counterparts), 29 (Invalidity), 34 (Agent for Service for Selling Parties) and 35 (Agent for Service for Purchasing Parties) of the Agreement shall apply for the purposes of this deed as if set out herein in full mutatis mutandis.

17.	CHOICE OF GOVERNING LAW

This deed is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

18.	JURISDICTION

18.1
The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this deed. Any Proceedings shall be brought only in the courts of England.

18.2
Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

18.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed by	)
Beverage Packaging Holdings (Luxembourg) III S.à r.l.	) )
acting by [name of authorised signatory(ies)] who, in accordance with the laws of Luxembourg [is/are] acting under the authority of Beverage Packaging Holdings (Luxembourg) III S.à r.l.	) ) )

Executed as a deed by	)
Reynolds Group Holdings Inc.	)
acting by [name of authorised signatory(ies)] who, in accordance with the laws of Delaware, [is/are] acting under the authority of Reynolds Group Holdings Inc.	) ) )

Executed as a deed by	)
Reynolds Group Holdings Limited	)
acting by [name of authorised signatory(ies)] who, in accordance with the laws of New Zealand, [is/are] acting under the authority of Reynolds Group Holdings Limited	) ) )

Executed as a deed by	)
Onex Wizard Acquisition Company GmbH	)
acting by [name of authorised signatory(ies)] who, in accordance with the laws of [], [is/are] acting under the authority of Onex Wizard Acquisition Company GmbH	) ) )

Executed as a deed by	)
Onex Wizard US Acquisition II Inc.	)
acting by [name of authorised signatory(ies)] who, in accordance with the laws of [], [is/are] acting under the authority of Onex Wizard US Acquisition II Inc.	) ) )